Exhibit 99.1

Regional Management Corp. Announces Appointment of Don Thomas as New

Chief Financial Officer

Also Announces Appointment of Brian Fisher as New Vice President and General Counsel

Greenville, South Carolina – December 17, 2012 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, announced today that it has appointed Donald (“Don”) Thomas as its new Chief Financial Officer, effective January 1, 2013. Previous CFO Robert D. Barry will remain with the Company to assist with the transition process and will officially retire from the Company on January 15, 2013.

Mr. Thomas has over 30 years of finance and accounting experience in public and private companies, having been most recently CFO of TMX Finance, a $700 million title lending company, since 2010. Prior to TMX Finance, Mr. Thomas spent 17 years at 7-Eleven, Inc. in various positions, including interim CFO, Vice President, Controller and Chief Accounting Officer. He has also held positions at The Trane Company and Deloitte & Touche LLP. Mr. Thomas is a Certified Public Accountant, and received his BBA with honors in Accounting and Finance from Tarleton State University.

“We are excited to welcome Don to the Regional Management team and are confident that he will be an instant and valuable contributor to the Company given his extensive experience and success at his prior positions,” said Thomas Fortin, Chief Executive Officer of Regional Management Corp. “Don will play an integral role in our growth strategy as we continue to open de novo branches in our current geographies and expand into additional states. Further, we believe his significant accounting and financial experience will ensure that we are well positioned from a balance sheet standpoint as we continue to build the Company. In addition, we want to reiterate our profuse thanks to Bob for his outstanding work and instrumental contributions to our Company over the past several years, and we congratulate Bob as he enjoys his well-deserved retirement.”

“Being able to join a dynamic company with strong momentum such as Regional Management Corp. was an easy decision, and I look forward to working closely with Tom and the Regional team,” said Mr. Thomas. “Regional Management has seen significant and profitable growth over the past several years while maintaining a solid balance sheet, and we plan on continuing down that path while ensuring that our cost structure is properly aligned with our strategy and top-line performance.”

In addition, the Company announced today that it has appointed Brian Fisher as its new Vice President and General Counsel. Mr. Fisher joins the Company from Womble Carlyle Sandridge & Rice, PLLC, where he has been working with Regional Management Corp. over the last few years. He holds a JD, magna cum laude, from the University of South Carolina School of Law and a BA, magna cum laude, Phi Beta Kappa in Economics from Furman University.

“Brian is well acquainted with Regional Management and its processes, and his addition furthers our already deep bench strength,” added Mr. Fortin. “He also has significant financial services M&A and compliance experience, which will serve us well for our long-term strategy. Overall, we believe today’s hirings are a significant boost for our expansion efforts and ultimately providing our shareholders with long-term value.”

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, which represent Regional Management’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks related to acquisitions and new branches; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management). Such factors are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management Corp. will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has expanded its branch network to 213 locations with over 219,000 active accounts across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma and New Mexico as of September 30, 2012. Each of its loan products is secured, structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, furniture and appliance retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331

Media Relations

Kim Paone, (646) 277-1216